EXHIBIT 99.1

NEWS RELEASE

Contact:	Media Contact:
Susan Hager	Karen L. Bergman or
Senior Director, IR and Corporate Communications	Michelle Corral
Coley Pharmaceutical Group	BCC Partners (US)
+1.781.431.9079 shager@coleypharma.com	+1.650.575.1509 or +1.415.794.8662
kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Reports First Quarter Financial Results

Wellesley, MA, May 3, 2007 – Coley Pharmaceutical Group, Inc. (Nasdaq: COLY), a biopharmaceutical company discovering and developing a novel class of drug candidates known as TLR Therapeutics™, today reported financial results for the first quarter of 2007.

FINANCIAL UPDATES

First Quarter Results

Coley reported a net loss in the first quarter of 2007 of $7.7 million, which is substantially unchanged versus the same period of 2006.

Coley reported charges in the first quarter of 2007 of $1.5 million associated with the Company’s January 2007 decision to suspend its independent clinical development of ACTILON™ for the treatment of Hepatitis C virus (HCV). The $1.5 million charge is comprised of $1.2 million in employee severance costs and outplacement support services, as well as $0.3 million in non-cash stock compensation expense.

Total revenues were $5.5 million in the first quarter of 2007 compared to $5.0 million in the first quarter of 2006. Revenues increased in the first quarter primarily as a result of reimbursement from Pfizer for development services incurred on its behalf.

Research and development (R&D) expenses totaled $10.0 million for the first quarter of 2007 versus $10.8 million in the first quarter of 2006, or a decrease of 7.3%, primarily due to the suspension of the clinical development of ACTILON. Consistent with Coley’s strategy to pioneer the development of second-generation TLR Therapeutics, discovery research and preclinical expenses within R&D increased approximately 19.0% in the first quarter, or $0.8 million, over the same quarter in the prior year. Offsetting this increase was a $1.8 million decline in ACTILON clinical development expenses over the first quarter of 2006.

General and administrative (G&A) expenses were $3.9 million in the first quarter of 2007 versus $2.9 million in the first quarter of 2006. The $1.0 million increase in G&A expenses is primarily attributable to employee severance costs and non-cash stock compensation expense associated with the suspension of ACTILON clinical development.

As of March 31, 2007, cash, cash equivalents and marketable securities totaled $97.8 million compared to $107.0 million at December 31, 2006. Common shares outstanding at March 31, 2007 were approximately 26.5 million.

CLINICAL AND BUSINESS DEVELOPMENT UPDATES

The first quarter of 2007 was marked by progress for each of Coley’s current clinical-stage compounds.

PF-3512676 for Cancer

•

In early April 2007, Pfizer achieved target patient enrollment of approximately 800 patients in a Phase III clinical trial designed to assess the efficacy and safety of PF-3512676 administered in combination with standard-of-care chemotherapy, paclitaxel/carboplatin, compared to the efficacy and safety of chemotherapy alone, for the first-line treatment of advanced Stage IIIb/IV non-small cell lung cancer (NSCLC).

•

In December 2006, Pfizer achieved target patient enrollment of approximately 800 patients in a separate Phase III clinical trial designed to assess the safety and efficacy of PF-3512676 administered in combination with standard-of-care chemotherapy, gemcitabine/cisplatin, compared to chemotherapy alone, also for the first line treatment of advanced NSCLC

•	The primary endpoint for these Phase III clinical trials is overall survival. Historically, median survival with standard-of-care chemotherapy is 7 to 10 months.

•

Also in the first quarter of 2007, Pfizer expanded the breadth of its clinical investigation of PF-3512676. Pfizer has initiated a Phase I clinical trial of PF-3512676 combined with their anti-CTLA-4 (cytotoxic T lymphocyte antigen-4) targeted monoclonal antibody in patients with advanced malignant melanoma.

AVE-0675 for Allergy and Asthma

•

In January, Coley was notified by its partner, sanofi-aventis, that the US Food and Drug Administration (FDA) lifted its clinical hold on a Phase I clinical trial of AVE-0675. A Phase I clinical trial has now been initiated by sanofi-aventis to assess the safety of AVE-0675, a first-in-class TLR9 agonist monotherapy delivered via inhalation, for the treatment of allergy and allergic rhinitis.

VaxImmune™

•	Coley added two new licensees to its expanding roster of blue-chip vaccine developers using the company’s vaccine adjuvant, VaxImmune.

•

Merck & Co., Inc. licensed VaxImmune for incorporation into vaccines being developed for certain infectious diseases and Alzheimer’s disease. In exchange for a worldwide, non-exclusive license, Merck will pay Coley an upfront license fee of $4.0 million. Coley is also eligible to receive milestone payments of up to $33 million, as well as royalties from the sale of any products that are commercialized under the agreement.

•	Coley signed a non-exclusive license agreement with Emergent BioSolutions for the incorporation of VaxImmune in the development of Emergent’s new anthrax vaccines.

2007 FINANCIAL GUIDANCE

Coley’s 2007 financial guidance remains unchanged from that previously provided in February 2007. Based on our current operating plan, Coley continues to expect its full-year net loss to be from approximately $25.0 million to $29.0 million and its estimated cash burn to be between $35.0 million and $39.0 million in 2007. As a result, Coley continues to expect unrestricted cash, cash equivalents and marketable securities to be in the range of $68.0 million to $72.0 million at the end of 2007.

Investor Update Call

Coley will be hosting a conference call and webcast today, May 3, 2007 at 4:30 p.m. U.S. Eastern Daylight Time with company management to discuss first quarter results.

To access the live audio broadcast or the subsequent archived recording, visit the Investor Center section of the Coley website located at www.coleypharma.com. Please log onto Coley’s website several minutes prior to the start of the call to ensure adequate time for any software download that may be required. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via www.streetevents.com.

Investors may participate in the conference call by dialing either +1-866-510-0710 in the U.S. or +1-617-597-5378 outside the U.S. and typing in the passcode 60238934. A replay of the call may also be accessed via telephone by dialing +1-888-286-8010 (U.S.) or +1-617-801-6888 (international) with the passcode 43210799. The archived webcast and replay of the call will be available through May 17, 2007.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, allergy and asthma disorders and to enhance the effectiveness of vaccines. Coley has established a pipeline of TLR Therapeutic product candidates currently advancing through clinical development with partners and has additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, GlaxoSmithKline, Merck, Novartis Vaccines and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to the future development of second-generation TLR Therapeutics, Coley’s ability to receive license fees or royalties from license agreements with third parties, and Coley’s financial results for 2007. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; the risk that results from early stage clinical trials may not be indicative of results in later stage trials; the unproven safety and efficacy of products under development; intellectual property rights and litigation; competitive products; and other risks identified in Coley’s filings with the Securities and Exchange Commission including, but not limited to, Coley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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Coley Pharmaceutical Group, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2007	December 31, 2006
Assets
Cash, cash equivalents and marketable securities	$97,761	$107,046
Accounts receivable	1,101	448
Deferred royalty fees	5,813	6,258
Property and equipment, net	4,336	4,597
Other assets	3,903	3,926

Total assets	$112,914	$122,275

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$5,876	$6,206
Deferred revenue (current and long-term)	38,186	41,469
Note payable	3,179	3,117
Other noncurrent liabilities	805	841
Shareholders’ equity	64,868	70,642

Total liabilities and shareholders’ equity	$112,914	$122,275

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue
Collaborative agreements	$4,352	$4,024
Government contracts and grants	1,171	1,025

Total revenue	5,523	5,049

Operating expenses
Research and development	10,033	10,817
General and administrative	3,883	2,863
Royalty expense	474	505

Total operating expenses	14,390	14,185

Loss from operations	(8,867)	(9,136)

Other income, net	1,152	1,346

Net loss	($7,715)	($7,790)

Net loss per share
Basic and diluted net loss per share	($0.29)	($0.30)

Weighted average shares used to compute basic and diluted loss per share	26,432	26,063

Note 1: For the three months ended March 31, 2007, the Company recorded charges of $1.5 million associated with the Company’s January 2007 decision to suspend its independent clinical development of ACTILON of which $0.9 million was recorded within research and development expenses and $0.6 million was recorded within general and administrative expenses.

Note 2: The following tables show stock-based compensation expense included in the condensed consolidated statement of operations for the three months ended March 31, 2007 and 2006.

	Three Months Ended March 31,
	2007	2006
Research and development	$794	$690
General and administrative	1,011	671

Total stock-based compensation expense	$1,805	$1,361

Coley Pharmaceutical Group, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net cash used in operating activities	($9,395)	($8,780)

Cash flows from investing activities
Net maturities / (purchases) of marketable securities	10,618	(13,433)
Purchases of property and equipment	(56)	(187)
Other	59	46

Net cash provided by (used in) investing activities	10,621	(13,574)

Cash flows from financing activities
Principal payments of capital lease obligations	(41)	(381)
Proceeds from stock option exercises	65	372
Proceeds from repayment of shareholder note	—	40

Net cash provided by financing activities	24	31

Exchange rate effect on cash and cash equivalents	76	98

Net increase (decrease) in cash and cash equivalents	1,326	(22,225)
Cash and cash equivalents, beginning of period	52,505	85,911

Cash and cash equivalents, end of period	$53,831	$63,686

Marketable securities, end of period	$43,930	$70,431

Cash, cash equivalents, and marketable securities, end of period	$97,761	$134,117